EXHIBIT 21.1	SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Incorporated In
VION (UK) LIMITED	UNITED KINGDOM
VION AUSTRALIA PTY LTD	VICTORIA, AUSTRALIA